Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President, Chief Executive Officer and Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

Mitra Ramgopal, Sidoti & Company

John Ransom, Raymond James & Associates

P R E S E N T A T I O N

Operator:

Welcome to the RadNet First Quarter 2019 Results Conference Call. As a reminder, all participants are in a listen-only mode and the conference is being recorded. After the presentation, there will be an opportunity to ask questions. To join the question queue, you may press star, then one your telephone keypad. Should you need assistance during the conference call, you may signal an Operator by pressing star and zero.

I would now like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2019 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2018.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our first quarter 2019 results, give you more insight into the factors which affected the performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Our performance in the first quarter was an excellent start to the year. Our revenue, EBITDA and procedural volumes exceeded our internal budgets, and in comparison to last year’s first quarter, our improvement was exceptional. Our revenue increased 17.4% and our EBITDA increased 57.3% from last year’s first quarter. We increased same-center procedural volumes this quarter, as compared with last year’s same quarter by 2.3%.

The strong results had a number of drivers.

First, on a comparison basis to last year’s first quarter, we benefited significantly from milder weather conditions, relative to last year’s quarter. With over half of our revenues coming from our Northeast and Mid-Atlantic regions, our business in the first quarter is highly sensitive to weather conditions.

Second, we continue to further operationalize and improve the performance of our East Coast capitation contract with Emblem Health, where we started seeing patients in October. Under the five-year contract, RadNet assumed responsibility for imaging operations in 26 AdvantageCare physicians, or ASP, locations, where we have committed to major upgrades and expanded services at many of these locations. These upgrades are positioning us to more effectively service the Emblem lives and are affording us expansion opportunities in the future.

We continue to make efforts to assist in directing AC patients into our outpatient locations and away from hospital facilities and other competitive independent imaging centers. The more successful we are at doing this, the more profitable the contract is to us and the more savings to Emblem Health. As we continue these efforts over the coming quarters, we expect to receive further benefits from this relationship. Both Emblem Health and RadNet are pleased with the progress to date and we are in dialog about other ways we can work together.

Third, our quarter benefited from the integration of our acquisition of Medical Arts Radiology. As you may recall, we acquired Medical Arts’ 10 multi-modality imaging centers as of October 1. Medical Arts is one of the more established radiology practices in Long Island and the acquired centers have added additional convenient locations of service for the Emblem Health lives to which we are providing imaging services. Medical Arts is now fully integrated into our eRAD IT platform and has adopted a number of RadNet’s best practices, including time of service payments, billing and collecting, scheduling, preauthorization, to name just a few.

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Fourth, the quarter also benefited from consolidating the operations of our New Jersey Imaging Network joint venture, effective October 1, 2018. The joint venture with RWJ Barnabas, the largest health system in New Jersey, was initially established in 2012, and significantly expanded in 2015. We are tracking to exceed our projection for the incremental contribution from New Jersey Imaging Network during 2019.

Lastly, our business is beginning to see improvements from some of the infrastructure investments we made during 2018, about which we discussed on our last financial results conference call. Most notably, we invested significantly in our revenue cycle operations. We are required to collect more money than ever from patients as a result of higher deductible health plans, more complicated preauthorization processes, and more significant office visits and co-insurance. As a result, we have recruited and hired new senior management in this area, expanding customer service call center personnel and hours and hours of operation, increased the size of our patient collection teams, and invested in new tools and technology to increase productivity and billing accuracy. As a result, our DSOs are the lowest they have been in the Company’s history, and we are collecting more dollars from patients than ever before.

Other infrastructure investments contributing to our performance are in the area of financial systems and information technology. Almost a year ago, we migrated to a new accounting system, Microsoft Dynamics Great Plains. This is benefiting us in more timely and detailed financial reporting, that will allow our field operators and executive management to have valuable dashboards and real-time data, that will provide us advantages in a competitive environment. We also invested heavily in cybersecurity software and compliance systems to ensure that our patient and financial data is protected and conform to all regulatory requirements.

As I look forward to the remainder of the year, I expect other initiatives to be contributing, as well. For example, in early March, we formed our second joint venture with the Dignity Health system in Ventura, California. In forming the joint venture, we contributed three of our Rolling Oaks Radiology imaging centers in Ventura, Oxnard and Camarillo. Dignity Health contributed an imaging center co-located with its St. John’s Regional Medical Center in Oxnard. We are very pleased to be working more closely with Dignity and we are hopeful that we can find other opportunities to work together in other areas of California, where Dignity has significant presence.

Subsequent to quarter end, we completed the acquisition of an established operator of five imaging centers in Bakersfield, California, a market we first entered in 2010. This operator, Kern Radiology, has operated in Kern County for more than 50 years and provides radiology services to several of the local hospitals, as well as the imaging centers we purchased. Over the next several quarters, we will begin working to consolidate the Kern assets with our existing Truxtun Radiology centers in that marketplace, to maximize efficiency, streamline operations and improve the patient and referring physician experience.

Additionally, we expanded our MemorialCare joint venture in Orange County and Long Beach, California, with the acquisition of a single operator in Santa Ana, California, and an additional four locations of Orange County Diagnostics in Laguna Woods, Santa Ana, Irvine and Mission Viejo. We also recently expanded one of our two joint ventures with Cedars-Sinai Medical system in the San Fernando Valley of Los Angeles. We constructed a new facility through the joint venture to expand capacity in our geographic footprint, and also purchased an additional facility, both located in the West Hills area of the San Fernando Valley.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2019 performance. When he is finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our first quarter 2019 performance and highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. I will also reaffirm our 2019 financial guidance levels, which were released in conjunction with our fourth quarter and full year 2018 financial results.

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In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included with our earnings release.

With that said, I’d now like to review our first quarter results.

For the three months ended March 31, 2019, RadNet reported revenue of $271.5 million and Adjusted EBITDA of $33.1 million. Revenue increased $40.2 million, or 17.4%, over the prior year same quarter, and Adjusted EBITDA increased $12.1 million, or 57.3%, over the prior year same quarter. While we benefited by more favorable winter weather conditions during this year’s quarter, our improved performance was also driven by strong contributions from our recent acquisitions and initiatives on the East Coast, and solid overall same-center procedural volume growth of 2.3%. Our results benefited from the consolidation of our New Jersey Imaging Network JV, the contribution of the Medical Arts Radiology acquisition in Long Island, and the ramp-up of our Emblem Health capitation contract in New York.

For the first quarter of 2019, as compared with the prior year’s first quarter, aggregate MRI volume increased 7.3%, CT volume increased 10.4%, and PET/CT volume increased 7.2%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 7.6% over the prior year’s first quarter. In the first quarter of 2019, we performed 1,920,777 total procedures. The procedures were consistent with our multi-modality approach, whereby 75.3% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2019 were as follows: 259,912 MRIs, as compared with 242,217 MRIs in the first quarter of 2018; 205,167 CTs, as compared with 185,848 CTs in the first quarter of 2018; 10,273 PET/CTs, as compared with 9,587 PET/CTs in the first quarter of 2018; and 1,445,425 routine imaging exams, compared with 1,348,271 of all these exams in the first quarter of 2018.

Net loss for the first quarter of 2019 was $3.7 million, or negative $0.08 per share, compared to a net loss of $7.3 million, or negative $0.15 per share, reported for the three-month period ended March 31, 2018. This is based upon a weighted average number of shares outstanding in the first quarter of 49.6 million shares in 2019, and 47.8 million shares in 2018. Affecting net loss in the first quarter of 2019 were certain non-cash expenses and non-recurring items, including the following: $4.5 million of non-cash employee stock compensation expense resulting from the vesting of certain options in restricted stock, $631,000 of severance paid in connection with the headcount reductions related to cost savings initiatives, and $975,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees as part of our existing facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2019 was $12.3 million. This compares with GAAP interest expense in the first quarter of 2018 of $10 million. The increase is related to a higher debt level, by about $68.1 million, mainly from the addition of the New Jersey Imaging Network debt, which is now added to our debt balance through the financial consolidation.

With regards to our balance sheet, as of March 31, 2019, unadjusted for bond and term loan discounts, we had $679.2 million of net debt, which is our total debt at par value—and that’s our cash balance. This compares with $586.6 million of net debt at March 31, 2018. The higher net debt balance at year end is the result of consolidating New Jersey Imaging Network debt of approximately $62.4 million and having approximately $24.6 million less of cash on the balance sheet.

As of March 31, 2019, we were drawn $41 million on our $137.5 million revolving line of credit and had a cash balance of $10.4 million.

Since quarter end, we repaid our revolving line of credit in full through cash flow and through our financing transaction we completed on April 18. The financing raised an incremental term loan of $100 million and added an additional capacity of $20 million under our revolving credit facility. We utilized the proceeds of the offering to repay the vast majority of the balance that existed on our revolver at that time and to fund the fees and expenses of the offering. The financing, and a corresponding amendment to our credit agreement, affords us more financial and operating flexibility to continue to grow our core markets, by completing future tuck-in acquisitions and additional joint ventures with health systems.

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This quarter, we adopted lease standard ASC 842, which amended the existing accounting standards for operating and financing leases. Under the new guidance, we were required to recognize a lease liability and right-of-use asset for all leases with terms in excess of 12 months. For facility and equipment operating leases, the effect of the adoption amounted to a lease liability of $455.5 million, an operating lease right-of-use asset of $412.7 million, an addition to our deferred rent liability of $35.3 million, and $792,000 in unfavorable rental contract liabilities to operating lease right-of use assets. For finance leases, the effect of the adoption amounted to a finance lease liability of $12.1 million which was transferred from our capital lease debt and a finance right-of-use asset in the amount of $14.1 million which was transferred from our PP&A.

At March 31, 2019, our accounts receivable balance was $156.8 million, an increase of $7.8 million from year end 2018. The increase in accounts receivable is mainly the result of very strong patient volume during the last half of the month of March, as well as an increase in AR from the start of the Emblem Health capitation contract. Despite the aggregate increase in our AR at month end, our days sales outstanding, or DSO, was 47.6 days at March 31, 2019, lower by approximately three days as of year end 2018.

Through March 31, 2019, we had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interest, of $32.1 million. Approximately $32.9 million was paid for in cash and we recognized approximately $888,000 million in proceeds from the sale of equipment and JV equity interest. Note that our capital expenditures, as we reported, now includes the capital expenditures of New Jersey Imaging Network, as NJIN is now consolidated from a financial perspective. Also note that each year we front-load many of our capital decisions into the first quarter, so cap ex is disproportionately higher in the first half of the year.

At this time, I’d like to reaffirm our 2019 financial guidance levels, which we released in conjunction with our fourth quarter and year end 2018 financial results

We adjusted our cash interest expense to properly incorporate the expected interest expense of New Jersey Imaging Network, which became a consolidated entity in the fourth quarter, and the recently completed incremental term loan.

For total net revenue, our guidance remains unchanged at $1.05 billion to $1.1 billion. For Adjusted EBITDA, our guidance level remains unchanged at $155 million to $165 million. For free cash flow generation, our guidance remains unchanged at $45 million to $55 million. For capital expenditures, our guidance is unchanged at $60 million to $65 million. For cash interest expense, we increased our revised guidance range to $43 million to $48 million of cash interest expense.

With respect to Medicare reimbursement for 2020, at this time there is nothing to report. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in the June or July timeframe, at which time we will analyze CMS’ proposal and our industry’s lobbying group, the Association of Quality of Imaging, will provide CMS with our industry’s feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS’ proposal and its impact, if any, upon RadNet’s future results.

At this time, I’d like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. We are very enthusiastic about the future of our business and about the freestanding outpatient imaging business as a whole. Our Company and our industry expect to benefit from the continuing migration of outpatient services from hospitals into lower cost and, in many cases, higher quality ambulatory settings. Payers and patients are becoming more educated about the cost differential between hospital-based imaging and freestanding imaging centers. We are confident that the slow migration of patients towards ambulatory settings will continue. We are motivated and interested in working with payers and health plans to accelerate this trend.

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We will continue to improve and grow our business, following a disciplined strategy towards driving efficiencies that present themselves through achieving scale. For instance, our scale and concentration in our core markets have allowed us to demonstrate the power of our joint venture model with some of the more prominent health systems. We currently have about 25% of our centers in joint ventures, and we see a path to increasing this to 50% in the next several years.

We will continue to drive growth and financial improvements through making operational improvements and investments in infrastructure and information technology. We will make our centers more efficient through changing protocols, upgrading and adding equipment, and through creating efficiencies in scheduling, preauthorization teams and front-end systems. We will continue to invest in IT solutions and improve existing ones, such as wrist packs, critical test reporting, and billing and collecting systems. We will continue to improve the revenue cycle functions within RadNet, enabling us to collect more of our revenue faster and more efficiently.

We will continue to encourage and participate in alternative payment models. The current default system of fee-for-service healthcare is going to have to change if costs are going to be contained in the future. We believe, with our 25-plus years of experience in capitation, that we are well positioned to be the best partner for medical groups, payers and large employers looking to contain costs or achieve more cost visibility and certainty.

Lastly, we are eager to support the creation and adoption of artificial intelligence algorithms that can either improve certain aspects of our business processes or that make our radiologists more efficient, accurate and productive. We are evaluating ways to most advantageously utilize the vast data warehouse we have of images, reports and critical data which we have accumulated over the decades we have been in business. We believe we are just scratching the surface of the opportunities that will present themselves as artificial intelligence continues to grow and refine in our industry.

I look forward to updating you on the many initiatives we have discussed on our call today during our second quarter financial results in August.

Operator, we are now ready for the question and answer portion of the call.

Operator:

Thank you, sir. We will now begin the question and answer session. To join the question queue, you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. If you are using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star, then two. We will pause for a moment as callers join the queue.

Our first question is from Brian Tanquilut with Jefferies. Please go ahead, sir.

Brian Tanquilut:

Hey, guys, good morning. Congratulations, you had a really strong quarter, probably the best that I’ve seen in 12 years of covering this stock. Howard, I guess first question for you. Towards the end of your comments, you talked about artificial intelligence. I’m just curious, where do you see RadNet play in the AI world, and also, as probably the holder of the largest data set in imaging, how are you guys envisioning or thinking about potentially monetizing the amount of data that you have, as people develop AI protocols and technologies?

Dr. Howard Berger:

Good morning, Brian, and thank you. Well, it’s a two-part question, so I’ll start with the first part. Perhaps one of the more exciting things to come through the imaging industry, as well as healthcare as a whole, is the advancement and opportunities associated with artificial intelligence. While I think there’s a number of players that are working on various opportunities within that space, from large operators or businesses, like IBM, through their Watson technology, or smaller start-ups, RadNet is involved with looking across a spectrum of opportunities, and I think that the potential impact of artificial intelligence, particularly in the imaging industry, which is in and of itself a technology business, are vast.

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On the one hand, and the part perhaps that most people tend to think about, is how do we use artificial intelligence to improve the radiologist’s performance, either by making them more productive or more accurate in their diagnostic capabilities. In particular, with our business model, the focus is more on our routine imaging than the advanced imaging. When you hear a lot about the opportunities out there, they tend to focus on where artificial intelligence can impact MRI, CT and PET/CT. In our particular business, that represents about 25% to 30% of our total volume. Seventy to 75% of our volume, though, is the routine imaging, comprising x-ray, mammography and ultrasound, predominantly. It’s precisely in those areas where I think, actually, for RadNet, artificial intelligence may have the biggest benefit to RadNet itself and our radiologists, by taking the enormous volumes of data that we have and being able to synthesize that data, to perhaps, firstly, triage it between the normals and not normals, thus allowing the radiologists to more accurately focus in on truly abnormal diagnostic possibilities, as well as the ability to eventually, in some cases, provide an interim and then a final interpretation of those images.

If I make a distinction between our business model and hospital settings, for example, this would be particularly beneficial for us. As a reminder, our business is primarily focused in the outpatient space, where most of the patients who come to us have elective imaging that’s done, and a disproportionate amount of what we do is actually normal exams versus patients that are hospitalized that are generally having abnormal procedures performed.

The second place, and perhaps maybe even more immediate and exciting, is the use of artificial intelligence to reduce protocols, particularly for MRI and PET/CT. Currently, those exams take anywhere from 15 to 20 minutes up to perhaps as long as 45 minutes. Many of the companies that we’re working with, including one that we’ve invested in ourselves, have been able to reduce these scan times dramatically, allowing us to be able to get better productivity and revenue per unit time on our scanners, and given the demand that we have, particularly, in our centers, with MRI and PET/CT, this could provide a substantial benefit, in being able to produce more revenue for the Company without increasing our expenses.

So, those would be the two focuses that we’ll be looking at, and I think you can anticipate in the upcoming quarters that we’ll be talking more and more about it, both as a tool that we use to create better margins and opportunity inside RadNet for workflow efficiency, as well as perhaps investments that we make in some of these companies where we think we can leverage our volume and scale into an equity position.

The second part of your question about our data warehousing, we’ve been exploring for the past several quarters, and responding to inquiries made from various artificial intelligence designers to either use our data in return for an opportunity that we get to use those algorithms inside the Company, or potentially invest in them, with them buying our data. There’s many companies, from large manufacturers down to smaller operators, that are interested in having this data, which is relatively unique in the healthcare industry, given how much data we have and the quality of that data.

One of the examples I’ll note about the quality of that data, going back to routine imaging, is the heavy investment that we’ve made over the last three years in breast 3D tomosynthesis, and we have the largest repository of that data in the country, which is turning out to have a substantial influence on diagnosing breast cancer earlier. We are in the process of looking at pilot projects, where we may be able to use artificial intelligence to take our data and, indeed, even make the diagnosis of breast cancer that much earlier, which ultimately will lead to better outcomes and lower cost to the healthcare system.

The other area that we’re looking at is talking to a couple of different potential start-ups that want to take our data, anonymitize it, and then make it available in a data warehouse storage business, that would be made available to other potential buyers of that, and we would be, amongst other things, a beneficiary of that, perhaps, from a financial standpoint, in the way of selling that data, as well as, perhaps, an equity investment. While a lot of the artificial intelligence that has been developed to date is using various data sets that are just made available to the public, the quality of that data and the formatting of it has not been ideal, and I think we represent an opportunity, or have presented to us an opportunity to create a much better use of our data in a format that allows it to be more easily managed and utilized in the development of artificial intelligence algorithms.

These are exciting opportunities and a time for us, and given the size of the Company and the amount of procedural volume that we do, I’m certain that this will have a positive impact on the Company going into the future.

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Brian Tanquilut:

I appreciate all that, Howard. As we think about investments, I think you also have made an investment to a company that’s doing portable imaging, or manufacturing portable imaging devices. As we think about what the retailers are doing, looking at CVS and Walgreens, and how the labs are now entering those store bases, with LabCorp going into Walgreen’s, for example, I mean, do you think that there’s an opportunity for RadNet—or the other way to think about it, I guess, is for the retailers to bring you guys or some imaging capabilities into the box as the pharmacy model as the future evolves?

Dr. Howard Berger:

Yes, I do, Brian. I think the investment that we made, which we previously talked about, in Turner Imaging, which we hope will be getting their FDA approval here in June, represents, I think, a major change in the technology of how routine x-ray can be delivered in a much more comfortable and easily accessible environment, such as not only pharmacies, but urgent care centers, or even doctors’ offices. I think combining that availability with a system that truly is portable, and when not in use it can be stored on a shelf, and then, when it does need to go into use, can virtually go into any room without worrying about shielding or other radiation, they would otherwise have to be protected. I think that’s all—as you mentioned, with LabCorp—part of the way to create better access, which will both lower costs and create efficiencies in the healthcare system, which I believe patients and payers can benefit from substantially.

All of this, particularly in the imaging space, will also have to be utilized with the value presented with artificial intelligence, particularly from the reading component of this, which we are working on not only with Turner Imaging, but with other vendors, as I mentioned, who are developing artificial intelligence specifically related to reading the plain film x-rays.

So, I expect to see substantial changes, not necessarily overnight, but certainly over the next five to ten years, which could have a dramatic effect in the way imaging is delivered, particularly for routine imaging, into the marketplace.

Brian Tanquilut:

I appreciate that, and, Mark, just a couple of questions for you. As I think about guidance, obviously, you had a pretty good beat on the quarter, but you’re maintaining guidance for the year. I know it’s early in the year, so is this just conservatism? I mean, are you seeing anything on the horizon that should suggest a slowdown either in the top line or any expenses that you’re anticipating will come through, versus the Q1 print?

Mark Stolper:

Sure, thanks, Brian. Yes, we are not changing guidance out of conservatism. We generally don’t like to change guidance after first quarter results, with exception, I think, we did it a year ago with the horrible winter weather in the first quarter that was so unusual or extraordinary. If we get further into the year and we see that it’s more than likely that we’ll either beat guidance range or feel that we should shift guidance, then we absolutely do, we’ll do that.

But, to answer your second question, we don’t see anything in the coming quarters where we feel like our business will slow down. We don’t think that there was anything extraordinary about the first quarter results. We feel confident about the business and have a lot of opportunity, and we have a lot of initiatives that will contributing to the last three quarters of this year, that really didn’t contribute a whole lot, or anything, to the first quarter. For instance, the acquisition of Kern occurred on April 1, so that didn’t contribute anything to the first quarter. We just got the second Dignity joint venture underway in Ventura County in the latter half of March, so that really didn’t impact the quarter in any way. So, we have a bunch of things. Also, the Emblem Health contract in Long Island and the five boroughs of Manhattan will also continue to have a ramp throughout the year, and we’re continuing to improve on that contract and be more successful in directing the patients outside of hospitals into our imaging centers.

So, I think we feel optimistic about the year, and if we do continue to track way ahead of guidance, we will make appropriate adjustments.

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Brian Tanquilut:

Got it, and then last one for me, Mark. As I think about same-store—I know you said there’s nothing unusual and you guys called out better weather this year than last year. So, is this a good level of same-store to be thinking about? Then, I guess, just looking at the different modalities, I just noticed PET/CT has been on a down-trend. Anything to call out there on same-store?

Mark Stolper:

Sure. We’ve said, historically, that we feel comfortable with a same-center level of somewhere between 1% and 3%. We were kind of a little above the middle of that range this quarter, of 2.3%. Our centers generally tend to be very busy. So, in order for us to get more patients through those centers, we’re changing protocols, we’re getting people on and off the table more quickly. We’re always figuring out—with our central call centers, to figure out how to get more people on the schedule. We’re doing things with cancellations to try to fill those spots, in order to drive more revenue through the existing facilities. So, 1% to 3% is what we’re comfortable with at this point. Obviously, when you look at the last 11 years of the Company, we’ve grown the top line about 11% on a compound annual basis, and that’s through things such as acquisitions and joint ventures, so we’ll grow the Company much greater than the 1% to 3%, but that’s kind of the comfortable range.

Brian Tanquilut:

Thanks, guys.

Dr. Howard Berger:

Brian, let me add something to that, too, that goes back to my prior remarks. While I think there will be a benefit, and a slow one, as I’ve talked about on previous earnings call, from migration, from hospitals to outpatient centers, I do want to take an opportunity to emphasize again that I think artificial intelligence will be able to help us drive better revenue and volume, even with the existing utilization patterns. We have in a number of our centers a fair amount of backlog, particularly for the advanced imaging, and our ability to utilize shorter protocol times will not only be of benefit to the patients, because they’re on the table for less time, but will get us more revenue per unit time in these centers. I think that, along with—we’re looking at tools for artificial intelligence to help us reduce the amount of no-shows by scanning our database and looking at the frequency with which people may not make their appointments and allowing us to schedule more intelligently, to make certain that all of those slots are filled.

I think there’s a lot of reasons for us to think that our revenue, which we did very well on in this quarter, but mainly was driven by more favorable weather conditions and other new businesses, will continue to benefit overall with some of the other external initiatives that we hope to improve our center performance levels.

Brian Tanquilut:

Got it. Thanks, guys.

Dr. Howard Berger:

Thanks, Brian.

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Mark Stolper:

Thanks, Brian.

Operator:

Our next question is from Mitra Ramgopal with Sidoti. Please go ahead.

Mitra Ramgopal:

Yes, hi, good morning. First, I just wanted to get a sense, as it relates to the JVs, if you’re having increased conversations with potential partners. You mentioned, Howard, the reimbursement environment still is a difficult one and I’m just wondering if you’re seeing any noticeable shift now with hospitals more inclined to partner with you.

Dr. Howard Berger:

We are starting to have some conversations. As typical of hospitals, those tend to be relatively slow and frustrating, but, nonetheless, I think more and more people recognize RadNet not only as a leader in the industry, but the need for these hospitals to make imaging a much greater component of their systems outreach, as well as an opportunity for a safe landing.

I want to emphasize that our desire to partner with hospital systems is not just because they look to buy into our centers, or potentially us buy into theirs, but all of these systems are very active in an integrated network of providers, and so that they are out there buying other physician groups, where they can exert greater control of where all of that ambulatory business may wind up being directed, and, in particular, with our relationship for the outpatient imaging. These models, I believe, will also be helpful as we move forward with integrated networks here to help us in designing alternative payment methods, which we’re already beginning to have some conversations with payers regarding. I think the model, which we accelerated here over the last two or three years, should be something that you will hear us talk more and more about, with new people that we may bring in to these opportunities, new systems, as well as, and perhaps even more importantly, expanding the current ones we have, since all of those health systems are pleased with the joint venture performance and are looking to us to continue to expand them through acquisitions or, in some cases, building de novo centers, where appropriate.

Mitra Ramgopal:

Okay, no, that’s great, thanks. Then, just switching a little, regarding the Emblem Health capitation contract, I believe you’re making some good progress there. I was wondering if that’s already starting open up some new capitation opportunities on the East Coast.

Dr. Howard Berger:

We’ve had some preliminary conversations. Given the early the part of the year and focus on integrating the Emblem contract, as well as the new joint ventures, we haven’t ratcheted up those conversations, but we are in early discussions with what we believe are other IPAs or other payers that would look to do capitation with us on the East Coast. I hope to be able to report more regarding those, perhaps, towards the middle or the end of the year.

Mitra Ramgopal:

Okay, no, that’s great, thanks. Then, just a question on the cost savings initiatives. I know you had highlighted there were some of that in the quarter, in terms of headcount, etc., and I was wondering how far along are you on that initiative.

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Dr. Howard Berger:

We’re pretty far along. We’ve been working on that towards the end of the year and the very beginning of this year, and it’s really across virtually all the various expense line items in the Company. So, whether, as Mark has talked about, it was in revenue cycle management and new contracting for some of the services within there, whether it’s purchasing for equipment and our repairs and maintenance contracts, purchasing of our medical supplies, I think all of these are initiatives that we typically do on a regular basis, but which, given the new business opportunities that we have, have kind of made it even more of a focus. I think a number of those initiatives began in the first quarter and haven’t been fully realized, but certainly by second quarter, or at the latest the third, they will be more visible in our results.

Mitra Ramgopal:

Okay, thanks. Then, finally, just getting back—I know, Mark, you talked about the financing in terms of the incremental term loan and adding to the revolver. I was wondering if that’s really a signal in terms of potential activity or discussions you’re having, or is it just more a question of just being prepared longer term in case an event comes up that you do need to add capital.

Mark Stolper:

Sure. I think there were a couple of things going on there. The first is we had drawn down into the revolver in order to complete the Medical Arts transaction, as well as the Kern Radiology transaction, and we wanted to clean out that revolver and give us full capacity going forward, to have the liquidity in case something significant came along, as well as to execute on a pipeline that we currently have, and that we always with respect to smaller tuck-in acquisitions in our core markets. Then, as we’ve grown the Company, we really haven’t increased the capacity in our revolving line of credit, and so what we did was we added $20 million of incremental capacity. So, today, we’re sitting with cash in bank and now $137.5 million worth of liquidity that we can draw down on our revolving line of credit, if needed. I think that was more just about having it available to us, more so than something that’s imminent.

Mitra Ramgopal:

Okay. Thanks again for taking the questions. Great quarter.

Mark Stolper:

Thank you.

Operator:

Our next question is from John Ransom with Raymond James. Please go ahead, sir.

John Ransom:

Hey, guys. We’ve seen a little bit of an uptick in M&A interest from those who are not RadNet, you know, as the industry has stabilized. Let’s say, hypothetically, there was a $10 million to $20 EBITDA deal that would put you in a new state. Can you do that deal today at an arbitrage to where you’re currently trading on EBITDA?

Mark Stolper:

Hey, John, good morning.

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John Ransom:

Good morning.

Mark Stolper:

Yes, we have seen an increase in interest in radiology, in general, as CMS has kind of stabilized rates. As you’re aware, 2019 was the fourth year in a row where Medicare essentially left our pricing unchanged, and so I think that stability has given more confidence to private equity firms and others looking at investing in the imaging industry. We’ve seen a lot of that activity, however, directed towards the consolidation of professional entities, many of them hospital-based contracts, hospital reading contracts, and some of those also read in outpatient facilities. There have been a couple of deals recently where outpatient imaging centers, like ours, have traded at multiples that have historically been high, relative to what we’ve purchased out there. I think that’s good for the industry. I think it’s terrific that new capital, smart capital is being put into the industry. We do not see that as a threat, though, to our ability to continue to acquire. As you’re aware, most of our—or to date, all of our capital has been put into our existing—or directed into our existing core markets, and we’ve expanded those core markets continuously over time. In those situations, we are not seeing competition for those assets. The private equity firms and the other companies who consolidating have opportunity in other areas of the country and they are choosing not try to compete against RadNet, particularly, because of our market concentration in all of our core markets.

We have, from time to time, looked at planting flags in other areas of the country, when some of these assets have come available, and it just hasn’t been the right time, at the right price, with the right assets. Much of this is about culture. An opportunity where—if we were going to plant a new flag in a different area of the country, we wanted to have visibility that we could then take that asset or that platform and grow it substantially from that point, and when we’ve compared some of these opportunities to opportunities that we had in our existing core markets, we’ve chosen to direct our capital to our existing markets.

I guess it’s a longwinded answer to say, yes, we will look at opportunities outside of the six states that we’re currently in, but they have to be unique, in terms of the right price, the right operator, the right culture, and the belief and the conviction that we’d have to have that we could then take that platform and grow it into another “core” market for RadNet.

John Ransom:

That’s a great, elegant answer. I guess the only thing I would add to that is, you know, you’re only in a handful of states, and so the vicissitudes of a certain state, whether it’s weather or a state regulatory action, are more pronounced, and you’re also in a couple of states that aren’t necessarily known for being super-business-friendly, so I just wonder how you think about the opportunity cost of maybe being more geographically—I get regional densification and the return on capital when you buy another five centers in a place where you have 50, but what about the thought that, man, maybe we’re just a little too much New York and California long term?

Dr. Howard Berger:

I think your point is a good point, but I’d like to emphasize a couple of things. While we’re only in five or six states, it’s where 25% of the population lives, and our business is very much driven by patient volume. So, I think that’s an important element there. The second thing is that, while it sounds attractive to go into another state, I think, as Mark pointed out, diversifying just for the sake of diversifying doesn’t necessarily gain us a lot, unless we think there is a path to creating a similar kind of presence and intensity, like we have in the markets that we’re in right now.

Those kind of opportunities don’t allow us leverage with the payers, they don’t allow us the leverage from an operational standpoint, and perhaps even more importantly, we become less attractive to a health system that may be looking to expand their footprint in a given market and need a lot of centers as part of an access arrangement that they’d want in order to handle population health. I think that’s something we haven’t talked about very much here, but which I see as a long-term opportunity here, that population health will be a factor in the revenue opportunities that we have, and the ability to have access at the scale that we do in five our states may be something that is almost irreplaceable in a lot of these markets for handling large patient populations, which, again, are a hallmark of the states that we’re in. It doesn’t mean that we wouldn’t look at an opportunity, particularly with a large health system, to perhaps joint venture elsewhere, or a larger imaging operator that had a good footprint in a market.

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I think one of the things that we’ve been able to do over the years here is grow in a very judicious manner, which has allowed us to de-lever the Company, from a financial standpoint, and given us, I think, the opportunity to continue to invest and grow the platform, which at least our lenders who are out there supporting us seem very confident in. I wouldn’t rule out anything, but I want to continue to be prudent in the way we grow this Company, mostly mindful of the fact that our leverage ratio is foremost in our mind.

John Ransom:

I would say, you know, my highly unscientific assessment would be that about 80% of the large healthcare service deals over the past five years have not worked out. I’m usually getting on people for being too aggressive versus being too cautious. So, I’m perfectly aware I’m a total hypocrite.

The other question is, is there any what I’d call “moonshot technology” that you’re concerned about, that would render some of your physical assets obsolete, and I’m thinking about mobile imaging devices that use Moore’s law and affordability? Are there things like that, that are interesting, that are kind of in the R&D stage, that we may not necessarily see?

Dr. Howard Berger:

Other than the x-ray technology that I talked about, and that’s not new technology as much as it is just kind of mobilizing or making it portable, and the opportunities along those lines may be more actually in areas outside of the United States, third-world countries, etc. But, in terms of really the advanced imaging, I don’t see anything on the horizon that would give us the value proposition that things like MRI and PET scanning and CT have. I think the manufacturers are continuing to evolve those technologies and make opportunities within those systems that will afford greater diagnostic accuracy, as well as earlier detection, which plays, I think, into the hand of what I see long term for population health management. I think all the manufacturers who reutilize, and who I follow, are looking for various products in their inventory to continue to grow, even with some of the challenges that are out there right now. We happen to be in the catbird seat with that, at least in the outpatient arena. We’re the largest purchasers of equipment in the country, so we’re getting very favorable rates. But, more importantly, we have very good insight.

About four years ago, we hired a nationally recognized radiologist, whose only function inside the Company is to evaluate technology, both for our own internal use, as well as to create visibility for us into the future, and he is very much aligned with all the major manufacturers out there. So, the visibility that we have comes not just from what we read about in the papers, but with somebody who’s actually helping in the development of this technology internally with the manufacturers.

I think we’re in a pretty good position right now and I believe these tools are just going to be more and more utilized as the industry, both from a general healthcare standpoint and then imaging, in particular, move more and more into preventative screening and population health.

John Ransom:

Thank you for that. That’s all for me.

Dr. Howard Berger:

Thank you, John.

Operator:

Once again, if you have a question, please press star, then one on your telephone.

There are no further questions registered at this time. I would like to turn the conference back over to Dr. Berger for any closing remarks.

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Dr. Howard Berger:

I’d again like to take this opportunity to thank all of our shareholders for their continued support and, in particular, the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be the market leader that provides great services, with an appropriate on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

This concludes today’s conference call, you may disconnect your lines. Thank you for participating and have a pleasant day.

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